EXHIBIT 99


Tombstone Cards Files Patent Application for Web-Based Customization Software Thursday December 27, 3:07 pm ET

BOULDER,  Colo.--(BUSINESS WIRE)--Tombstone Cards (OTCBB: TMCI - News) has filed
a  patent  application  for  OIEPrint(TM),   the  company's  Web-based  graphics
customization software, with the U.S. Patent and Trademark Office.

Developed over the last two years, OIEPrint is a Web-based application that allows individuals to create high-resolution, print-ready graphics. Designed for use by print shops and product customizers, OIEPrint users can start the design process by selecting from a variety of customizable templates, upload photos, logos and graphics from their desktop files and then add Rich Text or even Text-Along-a-Path. The final output not only provides print-ready graphics at 300 dpi (dots per inch) but saves the design work in separate layers in the SQL database for future editing.

OIEPrint is currently in its first iteration, with Version 2.0 planned for public release in early February, 2008. Both stand-alone and hosted versions will be available.

"OIEPrint has proven its versatility, depth and capability as a powerful online tool in the custom playing card market," said John Harris, Tombstone Cards president. "We are now expanding our offerings, seeking technology partners and entering new markets because we know that our revolutionary software works and can attract a wide variety of customers."

"The demand for online customization tools will continue to grow exponentially as global mass-market penetration of high-speed Internet access increases," said Neil Cox, Tombstone Cards chairman and CFO. "Clearly, OIEPrint helps meet that demand."

About Tombstone Cards

Through its proprietary online image editing software, OIEPrint(TM), Tombstone Cards (OTCBB: TMCI - News) allows individuals, businesses and organizations to create professional-quality custom playing cards with their own photos and designs. On Tombstone Cards' unique "do-it-yourself" e-commerce site, www.tombstonecards.com, is where users can easily and affordably personalize cards that celebrate, promote and commemorate companies, products, hobbies, life moments and events. Based in Boulder, Colo., Tombstone Cards' graphic design tools are an innovative leader in the emerging market for automated custom image applications.


Contact:

Metzger Associates
Erin Pickard, 303-786-7000
epickard@metzger.com